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                                                                    EXHIBIT 10.1


          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.



                          FOURTH AMENDMENT TO PROGRESS
                     SOFTWARE APPLICATION PARTNER AGREEMENT

         FOURTH AMENDMENT to the Progress Software Corporation Application Partner Agreement is effective as of April 1, 1998 ("Effective Date"), by and between Progress Software Corporation, a Massachusetts corporation with its principal place of business at 14 Oak Park, Bedford, Massachusetts 01730 ("PSC") and Security Dynamics Inc., a Massachusetts corporation with its principal place of business at 20 Crosby Drive, Bedford, Massachusetts 01730 ("AP").

         WHEREAS, PSC and AP entered into a Progress Software Application Partner Agreement effective as of December 5, 1994 (the "Agreement"); and

         WHEREAS, PSC and AP previously amended the Agreement by entering into the Progress Software Application Partner Agreement Addendum effective as of December 5, 1994 (the "Addendum") and a subsequent amendment to the Agreement dated as of October 19, 1995 (the "Amendment");

         WHEREAS, PSC and AP entered into a Second Amendment to the Agreement dated as of November 29, 1995 (the "Second Amendment") which completely superseded the terms and conditions of the earlier Addendum and Amendment and specified new special pricing and distribution terms and conditions in an Attachment A relating to certain PSC products distributed by AP or AP's distributors in conjunction with AP's PROGRESS(R)-based applications; and

         WHEREAS, PSC and AP entered into a Third Amendment to the Agreement dated as of November 15, 1996 (the "Third Amendment") specifying certain additional modifications to the terms and conditions of the Agreement and replacing the Attachment A incorporated by reference into the Second Amendment with a new Attachment A including modified special pricing and distribution terms and conditions relating to certain PSC products distributed by AP or AP's distributors in conjunction with AP's PROGRESS(R)-based applications;

         WHEREAS, PSC and AP desire to make additional modifications to the terms and conditions of the Agreement and to the special pricing and distribution terms and conditions set forth in Attachment A to the Third Amendment;

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. The terms and conditions of Attachment A to the Third Amendment (hereinafter referred to as "Attachment A") shall continue in force during the term of this Fourth Amendment subject to the following:

         A. The purpose of Section 1 of Attachment A is to specify the PSC products which AP has the right to distribute to accomplish the AP customer configuration for AP's PROGRESS-based application. The


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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.



                  identification of the PSC products included in the AP customer configuration was omitted from Section 1 of Attachment A.

                  AP represents that the PSC products AP has been deploying as part of the AP customer configuration for AP's PROGRESS-based application during the term of the Third Amendment consists of the following PSC products: ProVISION, E/SQL, Enterprise Database Server, Server Networking, Client Networking, or subset thereof. During the term of this Fourth Amendment, the PSC products which AP may deploy as part of the AP customer configuration will continue to be limited to the PSC products referenced above.

                  As part of PSC's development project code named "Sky Walker," PSC is developing a new version of the Enterprise Database Server product. Section 1 of Attachment A specifies that AP will be entitled to receive updates of the PSC products included in the AP customer configuration as they become available. The new version of the Enterprise Database Server, once generally available, will be considered an "update" for the purposes of Section 1 of Attachment A. If AP offers to upgrade existing ACE Server application licenses by offering to replace the Enterprise Database Server product with the new version (once generally available), or otherwise offers to upgrade the ACE Server application, and charges its AP customers an upgrade fee for such upgrades, the upgrade fees will be subject to the percentage royalty provisions set forth in Sections 3 and 4 of Attachment A, as modified by paragraphs
                  (F) and (G) below, respectively.

         B. During the term of this Fourth Amendment, the special pricing, production, and distribution terms and conditions set forth in Attachment A shall apply solely with respect to the PSC products listed in paragraph (A) above distributed only in conjunction with AP's ACE Server application or any future releases of the ACE Server application known by any other name which contain substantially the same functionality as the ACE Server application.

         C. Section 7 of Attachment A provided that PSC would grant AP a development license, as defined therein, for the SINIX operating system platform subject to a license fee of [**], and a maintenance fee of [**] of such license fee. AP did not purchase such development license for the SINIX operating system platform during the term of the Third Amendment. PSC no longer supports the development license on the SINIX operating system platform, therefore, this option will no longer be available to AP during the term of the Fourth Amendment.


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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.



         D. Exhibit A to Attachment A specifies the generally available operating system environments for the PSC products identified in paragraph (A) above. The PSC products specified in paragraph (A) above are no longer supported on the SINIX operating system platform. The SINIX operating system shall be deemed to be stricken from said Exhibit A.

         E.       The price list for AP's ACE Server application as set forth in
                  Section 2 of Attachment A has been updated by AP. A copy of the current price list in effect as of January 1, 1998 is attached hereto. All prices in the price list attached hereto are in U.S. dollars. Section 2 of Attachment A also refers to an Exhibit B containing AP's discount schedule for the ACE Server application. AP has eliminated the discount schedule set forth in said Exhibit B, and no longer has a standard discount schedule for the ACE Server application. AP shall notify PSC in writing of any changes made by AP to the ACE Server price list and/or any new discount schedule(s) established by AP from time to time during the term of this Fourth Amendment.

         F. Section 3 of Attachment A specifies the method for calculating the license fee owed to PSC for each ACE Server license deployed with certain PSC products, as described in paragraph
                  (A) above. The formula for calculating PSC's license fee shall remain the same as set forth in Section 3 of Attachment A, except that the royalty rate of [**] referenced in the first paragraph of Section 3 of Attachment A shall be reduced to [**]. Also, the royalty rate increase referenced at the end of
                  Section 3 of Attachment A as being an increase from [**] to [**] shall be modified to reflect an increase from [**] to [**]. The effective date of the license royalty rate reduction described above shall be subject to the terms and conditions set forth in paragraph (I) below.

         G. Section 4 of Attachment A specifies the method for calculating the maintenance fees due to PSC for each AP customer obtaining a license to use PSC products in conjunction with AP's ACE Server application, as well as certain terms and conditions pertaining to the scope of maintenance services to be provided by PSC in consideration of such maintenance fees. The terms and conditions of Section 4 of Attachment A shall remain the same except that the maintenance royalty rate of [**] referenced in Section 4 of Attachment A shall be reduced to [**]. The effective date of the maintenance royalty rate reduction described above shall be subject to the terms and conditions set forth in paragraph (I) below.


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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.



         H. Section 5 of Attachment A specifies AP's reporting requirements. The terms and conditions contained in said
                  Section 5 shall remain the same except that AP shall be required to provide PSC with the required reports on a monthly basis rather than a quarterly basis. The reports for each month will be due by the thirtieth (30th) day of the following month and shall cover copies of the ACE Server application licensed, upgraded and/or maintenance collected directly by AP or one of its authorized distributors or value-added resellers during the month which is the subject of the report. Payment in full for license and maintenance fees owed to PSC for the prior month is due with these reports.

         I. In accordance with Section 12 of Attachment A, AP paid to PSC a non-refundable advance payment of $3.75 million. In exchange for such payment, PSC provided AP with a $3.75 million allowance to be used against license and initial maintenance fees for deployment licenses incurred on or after the effective date of Attachment A. Pursuant to said Section 12, once AP completely used the $3.75 million allowance, the royalty percentage rate used to calculate the deployment license fees owed to PSC pursuant to Section 3 of Attachment A was to increase from [**] to [**].

                  The above-mentioned royalty increase shall not occur upon exhaustion of the $3.75 million allowance. AP shall pay to PSC another nonrefundable advance payment in the amount of $6 million in accordance with the following payment schedule:

                           $1,650,000       due by May 31, 1998
                           $1,650,000       due by June 30, 1998
                           $1,700,000       due by July 31, 1998
                           $1,000,000       due by November 1, 1998

                  In exchange for such payment, PSC will provide AP with a $6 million allowance against license and maintenance fees for deployment licenses subject to the following conditions:

                  (i) If AP has a remaining balance of the $3.75 million allowance as of the Effective Date of this Fourth Amendment, then the license royalty rate of [**] and the maintenance royalty rate of [**] originally referenced in Sections 3 and 4 of Attachment A respectively shall remain in effect until the $3.75 million allowance is completely exhausted. Immediately thereafter, the $6 million allowance shall be used to offset license and maintenance fees for deployment licenses and the license royalty rate referenced in Section 3 of Attachment A shall, in accordance with paragraph (F) above, be reduced from [**]

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          Confidential Materials omitted and filed separately with the
        Securities and Exchange Commission. Asterisks denote omissions.



                           [**] to [**] and the maintenance royalty rate referenced in Section 4 of Attachment A shall, in accordance with paragraph (G) above, be reduced from [**] to [**].

                  (ii) If AP exhausted the $3.75 million allowance prior to the Effective Date of this Fourth Amendment, PSC shall, rather than invoicing AP for any excess license and maintenance fees, reduce AP's $6 million allowance by the amount of such fees. Notwithstanding the foregoing, any license and maintenance fees owed to PSC for copies of the ACE Server application licensed or upgraded, or for maintenance collected, prior to the Effective Date of this Fourth Amendment shall be calculated using the license royalty rate of [**] and the maintenance royalty rate of [**] originally referenced in Sections 3 and 4 of Attachment A, respectively. If AP exhausted the $3.75 million allowance as described in this subparagraph
                           (ii), then, as of the Effective Date of this Fourth Amendment, the license royalty rate referenced in
                           Section 3 of Attachment A shall, in accordance with paragraph (F) above, be reduced from [**] to [**] and the maintenance royalty rate referenced in Section 4 of Attachment A shall, in accordance with paragraph
                           (G) above, be reduced from [**] to [**].

                  Once AP has completely used all of the $6 million allowance mentioned above, the royalty percentage rate used to calculate the deployment license fees owed to PSC under Section 3 of Attachment A shall be increased from [**] to [**] for the remainder of the term of this Fourth Amendment.

         J. The provision set forth in Section 14 of Attachment A allowing AP to use up to [**] of the pre-paid product/maintenance allowance for paying the education service fees described in said Section 14 shall not apply with respect to the prepayment described in paragraph (I) above.

2. The terms and conditions pertaining to the limit on PSC's liability under the Agreement shall remain the same as specified in Section 4 of the Third Amendment, except that the cap on PSC's aggregate liability under the Agreement shall be increased such that the limit is the greater of (a) [**] or (b) the total amount of royalties reported by AP to PSC for PSC products delivered to AP customers during the ninety day period immediately prior to the date the claim is made by AP.

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        Securities and Exchange Commission. Asterisks denote omissions.



3. The terms and conditions pertaining to the limit on AP's liability under the Agreement shall remain the same as specified in the second paragraph of Section 6 of the Second Amendment, except that the cap on AP's aggregate liability under the Agreement shall be increased such that the limit is the lesser of (a) the sum of the aggregate amounts paid by AP under this Agreement and any outstanding amounts owed by AP to PSC under this Agreement or (b) [**].

4. The term of this Fourth Amendment shall commence as of the Effective Date defined above, and shall continue in force until the expiration date as specified in Section 6 of the Third Amendment.

5. Except as may be modified or amended by this Fourth Amendment, the terms and conditions of the Agreement (as previously amended by the Third and Second Amendments thereto) shall remain in effect until the termination of the Agreement. No other modifications or additions are made to the Agreement. The Agreement, Second Amendment, Third Amendment and this Fourth Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof. In the event of conflict among the terms and conditions of the Agreement, the Second Amendment, the Third Amendment or this Fourth Amendment, the order of precedence shall be: first, this Fourth Amendment, second, the Third Amendment, third, the Second Amendment (which completely superseded the earlier Addendum and Amendment) and fourth and finally, the Agreement.

         IN WITNESS WHEREOF, this Fourth Amendment has been executed under seal for and on behalf of each of the parties hereto by their duly authorized representative as of the date first set forth above.


PROGRESS SOFTWARE CORPORATION                         SECURITY DYNAMICS, INC.

By:  /s/ DAVID P. VESTY                               By:  /s/ A.W. COVIELLO JR.
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Name:    David P. Vesty                               Name:    A.W. Coviello Jr.

Title:  Vice President                                Title:  COO

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